Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports First Quarter Fiscal 2027 Results

First Quarter Fiscal 2027 Highlights:

•	Record net sales of $71.3 million, increased 29% compared to the prior year reflecting strength of diversified revenue base

•	Gross profit increased 21% to $17.8 million; Gross profit margin was 25.0%

•	Net income per diluted share was $0.33; Adjusted net income per diluted share(1) was $0.49

•	Adjusted EBITDA (1) increased 28% to $8.8 million; Adjusted EBITDA margin(1) was 12.3%

•	Orders (2) were $95.9 million; Book-to-Bill (2) ratio of 1.3x and record backlog (2) of $557.2 million

•	Strengthened balance sheet with $27.0 million in cash and no outstanding debt following $50.0 million stock issuance and repayment of $13.0 million of debt during the quarter

•	Reaffirming full year fiscal 2027 guidance

BATAVIA, NY, August 6, 2026 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Space, and Energy & Process industries, today reported financial results for its first quarter for the fiscal year ending March 31, 2027 (“fiscal 2027”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “Our first quarter results reflect continued disciplined execution and give us confidence as we look ahead to the remainder of fiscal 2027. Our revenue growth was across all of our business units, and bookings remained strong, which we believe, along with our record backlog, positions us well to achieve our long-term growth and profitability goals.

Mr. Malone continued, “At our Investor Day in June 2026, we introduced our three-year financial framework as we enter our next phase of growth which reflects the favorable tailwinds we see across our end markets. As we execute against our strategy, we remain focused on converting these opportunities into profitable growth, expanding margins and delivering long-term value for our shareholders.”

First Quarter Fiscal 2027 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q1 FY27	Q1 FY26	$ Change	% Change
Net sales	$71,342	$55,487	$15,855	29%
Gross profit	$17,801	$14,721	$3,080	21%
Gross margin	25.0%	26.5%		-150	bps
Operating income	$4,152	$4,964	$(812)	-16%
Operating margin	5.8%	8.9%		-310	bps
Net income	$3,912	$4,595	$(683)	-15%
Net income margin	5.5%	8.3%		-280	bps
Net income per diluted share	$0.33	$0.42	$(0.09)	-21%
Adjusted net income*	$5,738	$4,938	$800	16%
Adjusted net income per diluted share*	$0.49	$0.45	$0.04	9%
Adjusted EBITDA*	$8,750	$6,838	$1,912	28%
Adjusted EBITDA margin*	12.3%	12.3%		-0	bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

[1]

Adjusted net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Net sales for the first quarter of fiscal 2027 were $71.3 million, up $15.9 million, or 29%, compared with the first quarter of fiscal 2026, reflecting the strength of our diversified revenue base, as well as the acquisition of FlackTek, which added $6.6 million to revenue during the quarter. The increase for the quarter was across multiple markets, including an $11.8 million, or 40%, increase in sales to the Defense market, primarily due to the timing of project milestones, as well as new programs and growth in existing programs. Sales to the Space market increased $2.9 million, or 86%, over the prior year first quarter, due to new programs and the ramp up of existing programs, as well as the FlackTek acquisition. Sales to the Energy & Process markets increased $1,098, or 5%, as increases in Aftermarket sales and contributions from FlackTek were partially offset by push outs on large capital project activity. Aftermarket sales to the Energy & Process and Defense markets of $9.7 million remained strong, increasing 20% over the first quarter of the prior year.

Gross profit for the first quarter of fiscal 2027 was $17.8 million or 25.0% of sales, compared with $14.7 million, or 26.5% of sales, in the prior-year period. The 150-basis point decline in gross profit margin reflects the mix of sales in the first quarter of fiscal 2027, and in particular, a higher level of Defense sales and material receipts, which carry a lower profit margin.

Selling, general and administrative expense (“SG&A”), including intangible amortization, for the first quarter of fiscal 2027 increased $3.2 million or 33%, over the prior year first quarter. Acquisition and integration expenses contributed $0.6 million of the increase compared to the prior year first quarter. Additionally, incremental SG&A from the acquisition of FlackTek accounted for $1.8 million of the increase. The remaining increase primarily reflects investments the Company is making in its people, processes, and technology, which we expect to be approximately $2.5 million of incremental costs for fiscal 2027, partially offset by a reduction in costs related to the Barber-Nichols Performance Bonus, which is no longer in effect in fiscal 2027. During the first quarter of fiscal 2026, the Company recorded $1.1 million related to the Barber-Nichols Performance Bonus, inclusive of applicable payroll taxes and no corresponding expense was recorded in the first quarter of fiscal 2027.

Cash Management and Balance Sheet

Cash and cash equivalents as of June 30, 2026, were $27.0 million, compared with $6.6 million in the previous quarter. During the quarter, the Company strengthened its balance sheet through a $50.0 million investment from accounts advised by T. Rowe Price, of which $13.0 million of the proceeds were used for debt repayment, with the remaining proceeds expected to fund future organic and inorganic growth opportunities.

Net cash used by operating activities was $12.7 million during the first quarter of fiscal 2027, primarily due to the timing of billing and collection of accounts receivable and unbilled revenue and customer deposits, as well as the payment of fiscal 2026 bonuses, including the Barber-Nichols Performance Bonus, during the quarter.

Capital expenditures, net for the first quarter of fiscal 2027 were $2.6 million, focused on capacity expansion, increasing capabilities, and productivity improvements.

The Company had no debt outstanding as of June 30, 2026, with $74.5 million available on its revolving credit facility after taking into account outstanding letters of credit.

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q1 26	Q2 26	Q3 26	Q4 26	FY26	Q1 27
Orders	$125.9	$83.2	$71.7	$78.7	$359.4	$95.9

Backlog	$482.9	$500.1	$515.6	$532.6	$532.6	$557.2

Orders for the first quarter of fiscal 2027 were $95.9 million, compared with $125.9 million in the prior year first quarter, which included $86.5 million of follow-on orders to support the U.S. Navy’s Virginia Class Submarine program. Order activity in the quarter continued to reflect strong demand in the Defense market, including approximately $61.8 million of new and follow-on orders to support the U.S. Navy’s Columbia and Virginia Class Submarine programs, as well as to provide mission-critical hardware for the MK48 Mod 7 Heavyweight Torpedo. Space market orders totaled $14.4 million, or 2.3x net Space sales for the quarter. Total Aftermarket orders for the Energy & Process and Defense markets increased 5% to $10.9 million and FlackTek contributed $13.2 million to orders during the quarter or 2.0x net FlackTek sales.

Note that our orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the Defense industry, which span multiple years and can be significantly larger in size.

Backlog at quarter end was a record $557.2 million, a 15% increase over the prior-year period, driven by strong bookings in the Defense and Space markets, and contributions from the FlackTek acquisition. For the quarter, the Company achieved a book-to-bill ratio of 1.3x, continuing momentum from a book-to-bill ratio of 1.5x in FY 2026. Approximately 35% to 40% of orders currently in backlog are expected to be converted to sales in the next twelve months, another 20% to 25% are expected to convert to sales within one to two years, and the remaining beyond two years. Approximately 84% of our backlog as of June 30, 2026, was to the Defense industry, which provides stability and visibility for future revenue.

Fiscal 2027 Outlook

(as of August 6, 2026)	Fiscal 2027 Guidance
Net Sales	$285 million to $295 million
Gross Margin	24.5% to 25.5% of sales
SG&A expense (including amortization)(1) (2)	16.5% to 17.5% of sales
Adjusted EBITDA(2) (3) (4)	$35 million to $40 million
Effective Tax Rate	18% to 20%
Capital Expenditures	$18.0 million to $22.0 million

(1)

Includes approximately $4.0 million to $5.0 million of equity-based compensation, net acquisition & integration costs, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(2)

Includes approximately $2.5 million of incremental costs to invest in people, processes, and technology to enable future growth and accelerate the commercialization of Graham products and technologies.

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

(3)

Excludes net interest (income) expense, income taxes, depreciation, and amortization from net income, as well as approximately $5.5 million to $6.5 million of equity-based compensation, net acquisition & integration costs, and ERP conversion costs.

(4)	See “Forward-Looking Non-GAAP Measures” below for additional information.

Graham’s Chief Financial Officer, Christopher J. Thome, said, “Our first quarter results reflect the discipline we have applied across the business, and we enter fiscal 2027 with a stronger, more flexible balance sheet and no outstanding debt. This financial flexibility supports our ability to continue investing in both organic and inorganic growth while maintaining the operating discipline that has defined our performance.”

Mr. Thome continued, “With our first quarter results in line with our expectations, we are reaffirming our full year fiscal 2027 guidance. We remain focused on converting our record backlog into profitable growth as we execute throughout the remainder of the year.”

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on August 6, 2026, at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (877) 407-0784, or (201) 689-8560 (International). Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Thursday, August 13, 2026. To listen to the archived call, dial (844) 512-2921 and enter conference ID number 13761669, or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Space, Energy & Process industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise, proprietary technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “estimate,” “expects,” “focus,” “future,” “opportunities,” “outlook,” “believes,” “could,” “guidance,” “may”, “will,” “plan,” “strategy,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, equity-based compensation, ERP implementation costs, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent definitive agreements with customers to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Total backlog can include both funded and unfunded orders under government contracts. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

For more information, contact:

Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250 Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Consolidated Statements of Operations - Unaudited

($ in thousands, except per share data)

	Three Months Ended June 30,
	2026	2025	% Change
Net sales	$71,342	$55,487	29%
Cost of products sold	53,541	40,766	31%

Gross profit	17,801	14,721	21%
Gross margin	25.0%	26.5%
Operating expenses and income:
Selling, general and administrative	12,554	9,397	34%
Selling, general and administrative – amortization	507	436	16%
Other operating expense (income), net	588	(76)	NA

Operating income	4,152	4,964	(16%)

Operating margin	5.8%	8.9%
Other expense, net	89	128	(30%)
Interest income, net	(120)	(177)	(32%)

Income before provision for income taxes	4,183	5,013	(17%)
Provision for income taxes	271	418	(35%)

Net income	$3,912	$4,595	(15%)

Per share data:
Basic:
Net income	$0.34	$0.42	(19%)

Diluted:
Net income	$0.33	$0.42	(21%)

Weighted average common shares outstanding:
Basic	11,597	10,927
Diluted	11,710	11,033

NA: Not Applicable

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30, 2026	March 31, 2026
Assets
Current assets:
Cash and cash equivalents	$26,953	$6,580
Trade accounts receivable, net of allowances ($287 and $195 at June 30, 2026 and March 31 2026, respectively)	49,750	33,809
Unbilled revenue	65,884	59,868
Inventories	49,436	50,758
Prepaid expenses and other current assets	5,414	4,255
Income taxes receivable	941	1,184

Total current assets	198,378	156,454
Property, plant and equipment, net	60,747	60,330
Prepaid pension asset	6,669	6,633
Operating lease assets	6,339	6,740
Goodwill	37,326	38,078
Customer relationships, net	15,016	15,372
Technology and technical know-how, net	22,658	23,232
Tradenames, net	13,433	13,458
Deferred income tax asset	134	131
Other assets	3,260	3,188

Total assets	$363,960	$323,616

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$24	$23
Accounts payable	24,697	25,740
Accrued compensation	13,142	21,547
Accrued expenses and other current liabilities	8,326	4,728
Customer deposits	113,135	102,421
Operating lease liabilities	1,799	1,806
Income taxes payable	—	5

Total current liabilities	161,123	156,270
Long-term debt	—	13,000
Finance lease obligations	15	21
Operating lease liabilities	4,954	5,343
Deferred income tax liability	1,098	897
Accrued pension and postretirement benefit liabilities	1,144	1,145
Other long-term liabilities	3,430	6,625

Total liabilities	171,764	183,301

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,901 and 11,247 shares issued and 11,727 and 11,073 shares outstanding at June 30, 2026 and March 31, 2026, respectively	1,190	1,124
Capital in excess of par value	89,409	41,699
Retained earnings	110,641	106,729
Accumulated other comprehensive loss	(5,656)	(5,849)
Treasury stock (174 shares at June 30, 2026 and March 31, 2026, respectively)	(3,388)	(3,388)

Total stockholders’ equity	192,196	140,315

Total liabilities and stockholders’ equity	$363,960	$323,616

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended June 30,
	2026	2025
Operating activities:
Net income	$3,912	$4,595
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	1,670	1,024
Amortization	1,050	499
Amortization of actuarial losses	173	210
Equity-based compensation expense	645	532
Loss on disposal or sale of property, plant and equipment	11	—
Change in fair value of contingent consideration	577	(76)
Deferred income taxes	157	262
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(16,021)	839
Unbilled revenue	(6,021)	(865)
Inventories	1,230	2,642
Income taxes receivable	237	123
Prepaid expenses and other current and non-current assets	(1,936)	(167)
Operating lease assets	366	331
Prepaid pension asset	(36)	(35)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(592)	(3,322)
Accrued compensation, accrued expenses and other current and non-current liabilities	(8,557)	(7,266)
Customer deposits	10,846	(1,265)
Operating lease liabilities	(360)	(319)
Long-term portion of accrued compensation, accrued pension and postretirement benefit liabilities	(1)	(1)

Net cash used by operating activities	(12,650)	(2,259)

Investing activities:
Purchase of property, plant and equipment	(2,609)	(7,004)
Acquisitions, net of cash acquired	1,567	—

Net cash used by investing activities	(1,042)	(7,004)

Financing activities:
Borrowings of debt obligations	—	6,000
Principal repayments on debt	(13,000)	(6,000)
Repayments on finance lease obligations	(87)	(82)
Issuance of common stock	50,000	—
Common stock issuance costs	(138)	—
Tax withholdings related to net share settlements of restricted stock units	(2,731)	(1,532)

Net cash provided (used) by financing activities	34,044	(1,614)

Effect of exchange rate changes on cash	21	53

Net increase (decrease) in cash and cash equivalents	20,373	(10,824)
Cash and cash equivalents at beginning of period	6,580	21,577

Cash and cash equivalents at end of period	$26,953	$10,753

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended June 30,
	2026	2025
Net income	$3,912	$4,595
Acquisition & integration expense (income), net	1,179	(76)
ERP Implementation costs	143	23
Net interest income	(120)	(177)
Income tax expense	271	418
Equity-based compensation expense	645	532
Depreciation & amortization	2,720	1,523

Adjusted EBITDA	$8,750	$6,838

Net sales	$71,342	$55,487
Net income margin	5.5%	8.3%
Adjusted EBITDA margin	12.3%	12.3%

Graham Corporation Reports First Quarter Fiscal 2027 Results

August 6, 2026

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended June 30,
	2026	2025
Net income	$3,912	$4,595
Acquisition & integration expense (income), net	1,179	(76)
Amortization of intangible assets	1,050	499
ERP Implementation costs	143	23
Tax impact of adjustments(1)	(546)	(103)

Adjusted net income	$5,738	$4,938

GAAP net income per diluted share	$0.33	$0.42
Adjusted net income per diluted share	$0.49	$0.45
Diluted weighted average common shares outstanding	11,710	11,033

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate of 23%.

Acquisition and integration expense (income), net are incremental costs that are directly related to, and as a result of, acquisition and integration related activity and the subsequent accounting for any contingent earn-out liabilities. These costs (income) may include, among other things, professional, consulting, travel expenses, and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.